Exhibit 99.1

RiceBran Technologies Reports First Quarter 2021 Results

Turnaround Continues with Annual and Sequential Improvement in Key Financial Measures

Strong Growth in SRB Derivate Sales Validates Shift in Strategy to High Value-Add Ingredients

Management Affirms Outlook for Continued Improvement in Operating and Financial Results

THE WOODLANDS, Texas, April 28, 2021 — RiceBran Technologies (NASDAQ: RIBT), a global leader in the development and production of critical nutritional and functional ingredients derived from small and ancient grains for the healthy food, nutraceutical, pet care and animal feed markets, today announced financial results for the first quarter ended March 31, 2021.

Summary Results ($000s)	1Q2021	1Q2020	% Chg.	Qual	1Q2021	4Q2020	% Chg.	Qual
Revenue	$8,605	$8,330	+3%	Improved	$8,605	$6,806	+26%	Improved
Gross Profit (Loss)	$672	$(405)	NM	Improved	$672	$(47)	NM	Improved
Operating Income (Loss)	$(1,076)	$(2,955)	(64%)	Improved	$(1,076)	$(1,825)	(41%)	Improved
Net Income (Loss)	$591	$(3,033)	NM	Improved	$591	$(1,974)	NM	Improved
Adjusted EBITDA (Loss)*	$(159)	$(2,005)	(92%)	Improved	$(159)	$(932)	(83%)	Improved

* Reconciliation of GAAP to Non-GAAP measures follows.

First Quarter 2021 Operating Highlights

“The first quarter’s results demonstrate the initial success of shifting our focus to high value-add ingredients,” said RiceBran’s Executive Chairman Peter Bradley. “We are aligned with healthy living trends and believe there is a large unmet opportunity for our products across a wide range of applications. We are leaning into this opportunity with a revitalized sales team and plans to introduce new products and expand SRB and derivative production before year-end. These initiatives should support higher quarterly revenue growth, the transition to sustainable profitability, and generating significant returns for our shareholders.”

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Continued improvement in quarterly financial results. RiceBran generated its highest quarterly revenue in over three years, supported by 40% growth in SRB and SRB derivative sales, which with further improvements from Golden Ridge, drove a transition to the first positive gross profits in seven quarters. Accompanied by a 32% year-over-year reduction in SG&A, operating losses in the quarter dropped to $1.1 million, net income transitioned to positive due to a nonrecurring gain on the company’s PPP loan being forgiven, and adjusted EBITDA losses (non-GAAP) narrowed to $159,000.

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Validation of focus on high value-add ingredient strategy. With a renewed focus, sales of high value-add SRB derivatives grew over 200% year-over-year in the first quarter as the company responded to strong demand from new and existing customers. Further growth of these high margin products will be supported in 2021 by initiatives to secure a higher supply of organic SRB feedstock, while new partner agreements and expectations for commercial production of SRB at Golden Ridge in the second half of the year will support SRB sales growth and further margin expansion.

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Successful turnaround of Golden Ridge operations. Golden Ridge generated another quarter of improving operating results, despite an approximately 25% decline in quarterly revenue from last year’s levels due to significant weather-related downtime in February. The mill followed through on the higher milling yields and increased sales margins of the prior quarter with improvements in productivity in the first quarter, achieving its targets for increases in hourly throughput and onstream rates, setting the stage for an expansion in SRB production from current levels.

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Enhanced support from a streamlined corporate structure. Quarterly SG&A stabilized at $1.7 million, a 32% year-over-year decline, supporting improvement in financial results. Productivity enhancements from the reduction in support staff and the streamlining of corporate activities are also driving improved customer execution. Greater integration of customer service, quality assurance, and finance and accounting activities has been supported by upgraded processes and tools and a reduced dependency on outside consultants, helping to drive revenue, margin, and working capital improvements.

First Quarter 2021 Financial Highlights

RiceBran’s CFO Todd Mitchell commented, “The company’s turnaround continues. Despite significant weather-related challenges, we delivered another quarter of improvement in quarter-over-quarter and year-over-year financial performance in key financial measures. Importantly, we were able to cut adjusted EBITDA losses (non-GAAP) to $159,000 and to generate neutral Cash Flows from Operations, driven by our first quarter of positive gross profits in nearly two years and a significant year-over-year reduction in SG&A. If this trend continues, we are well positioned to transition to positive adjusted EBITDA (non-GAAP) in 2021.”

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Strong SRB sales growth offset lower milling revenues. Total revenue grew 3% against operating challenges and the toughest year-over-year comparable quarter of 2020 for revenue. Growth was driven by a 40% increase in SRB and SRB derivative sales, led by 200%-plus increase in SRB derivative sales. SRB growth was partially offset by double digit declines in sales at Golden Ridge due to weather-related downtime in February, and at MGI due to the timing of customer deliveries.

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Company returned to positive gross profit margins. Continued improvement at Golden Ridge and a growing focus on higher margin specialty ingredients helped to generate $672,000 in gross profit, the first quarter with positive gross profit in seven quarters, ending the period of overall gross losses being driven by the Golden Ridge acquisition, and positioning the company for further margin expansion and sustainable growth in gross profits.

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Lower SG&A and PPP benefit drive positive net income. A 32% year-over-year decline in quarterly SG&A to $1.7 million, and the transition to quarterly gross profits, narrowed operating losses to $1.1 million in the first quarter from $3.0 million a year ago, while a $1.8 million nonrecurring gain from the complete forgiveness of principal and interest on the company’s SBA PPP loan resulted in net income of $591,000 in the quarter, compared to net losses of $3.0 million a year ago.

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Adjusted EBITDA losses (non-GAAP) approach breakeven. The company continued its recent trend of quarterly improvements in cash flow. Adjusted EBITDA losses (non-GAAP) narrowed to $159,000 in the first quarter of 2021, down from adjusted EBITDA losses (non-GAAP) of $932,000 in the fourth quarter of 2020, and adjusted EBITDA losses (non-GAAP) of $2 million in the comparable period a year ago. This improvement was driven by higher revenue, the transition to positive gross profits, and a 32% year-over-year reduction in SG&A.

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Balance Sheet strengthens with transition to net cash (non-GAAP). Total cash grew to $5.4 million at the end of first quarter of 2021 from $5.3 million at the end of 2020, driven by neutral Cash Flow from Operations and an increase in factored borrowing, with the latter supported by the 26% sequential increase in quarterly revenue. Forgiveness of the company’s $1.8 million PPP loan resulted in a positive net cash (non-GAAP) position of $1.1 million at the end of the first quarter versus net debt (non-GAAP) of $327,000 at the end of 2020.

Full Year 2021 Outlook and Objectives

“We entered 2021 embarking on the second phase of our turnaround strategy, which will be focused on expanding our line-up of specialty ingredients, further enhancing our sales capabilities, expanding our supply partnerships, and strengthening our milling operations,” Mr. Bradley added. “We firmly believe a significant unmet market opportunity exists for our high value-add SRB derivatives across a range of applications, led most immediately by demand in the health and wellness, and supplement, categories. Barring unforeseen circumstances, current trends point to the potential for sequential increases in revenue growth and gross profit, and a transition to positive adjusted EBITDA (non-GAAP) in 2021. This is just the beginning of a specialty ingredient expansion which will ultimately lead us to the introduction of products derived from other small and ancient grains.”

Conference Call Information

RiceBran Technologies will host a conference call today, Wednesday, April 28, at 4:30 p.m. Eastern Time to discuss these results. The call information is as follows:

●	Date: April 28, 2021

●	Time: 4:30 p.m. Eastern Standard Time

●	Toll Free Dial-in number for US/Canada: 888-506-0062

●	Dial-In number for international callers: 973-528-0011

●	Webcast: https://www.ricebrantech.com/investors

Following the conclusion of the live call, a replay of the webcast will be available on the Investor Relations section of the Company's website for at least 90 days. A telephonic replay of the conference call will also be available from 7 p.m. EST on April 28, 2021 until 11:59 p.m. EST on May 12, 2021 by dialing 877-481-4010 (United States) or 919-882-2331 (international) and using the passcode 41066.

About RiceBran Technologies

RiceBran Technologies is a specialty ingredient company focused on the development, production, and marketing of products derived from traditional and ancient small grains.  Notably, we are global leader in the production and marketing of stabilized rice bran (SRB), and high value-added derivative products derived from SRB, as well as a processor of rice, rice co-products, and barley and oat products. We create and produce products utilizing proprietary processes to deliver improved nutrition, ease of use, and extended shelf-life, while addressing consumer demand for all natural, non-GMO and organic products. The target markets for our products include food and animal nutrition manufacturers and retailers, as well as specialty food, functional food and nutritional supplement manufacturers and retailers, both domestically and internationally. More information can be found in the Company’s filings with the SEC and by visiting our website at http://www.ricebrantech.com.

Forward-Looking Statements

This release contains forward-looking statements, including, but not limited to, statements about RiceBran Technologies’ expectations regarding its future financial results, sales growth, Adjusted EBITDA (non-GAAP) improvements, and SG&A. These statements are made based upon current expectations that are subject to known and unknown risks and uncertainties, including the risks that operations are disrupted by the COVID-19 pandemic and timing of profitable operations. RiceBran Technologies does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in RiceBran Technologies’ filings with the Securities and Exchange Commission, including its most recent periodic reports.

Use of Non-GAAP Financial Information

We utilize “Adjusted EBITDA” “Net Cash” and “Net Debt” as supplemental measures in our ongoing analysis of short term and long-term cash requirement and liquidity needs. Management uses Adjusted EBITDA as an indicator of our current financial performance. By eliminating the impact of all material non-cash charges as well as items that do not regularly occur, we believe that Adjusted EBITDA provides a more accurate and informative indicator of our cash requirements. Adjusted EBITDA does not represent cash flows from operations as defined by generally accepted accounting principles (“GAAP”), is not a measure derived in accordance with GAAP and should not be considered as an alternative to net income (the most comparable GAAP financial measure to Adjusted EBITDA).

The tables below contain a reconciliation of net loss (GAAP) and Adjusted EBITDA (Non-GAAP) for the three months ended March 31, 2021 and March 31, 2020, and for Net Cash (non-GAAP) and Net Debt (non-GAAP) for the periods ended March 31, 2021 and December 31, 2020. We do not provide a reconciliation of forward-looking net loss (GAAP) to Adjusted EBITDA (Non-GAAP). Due to the nature of certain reconciling items, it is not possible to predict with any reliability what future outcomes may be with regard to the expense or income that may ultimately be recognized in future periods. Any forward-looking Adjusted EBITDA information that we may provide from time to time consistently excludes the same items from projected net loss that are excluded from actual net loss in the table below.

Investor Contact

Rob Fink / Matt Chesler, CFA

FNK IR

ribt@fnkir.com

646.809.4048 / 646.809.2183

RiceBran Technologies

Consolidated Income Statement (GAAP)

(in $000, except per share amounts)

	3 Months Ended
	3/31/21	3/31/20	% Chg.

Revenue	$8,605	$8,330	3%
Cost of Goods Sold	(7,933)	(8,735)	(9%)
Gross Profit (Loss)	672	(405)	NM
Gross Margin	8%	(5%)

Selling, General & Admin.	(1,741)	(2,550)	(32%)
Loss on PP&E	(7)	-	NM
Operating Loss	(1,076)	(2,955)	(64%)

Interest Expense	(111)	(38)	192%
Gain on extinguishment of PPP debt	1,792	-	NM
Other Expense	(13)	(40)	(68%)
Income (Loss) Before Income Taxes	592	(3,033)	NM

Income Tax Benefit	(1)	-	NM
Net Income (Loss)	591	(3,033)	NM

Basic & Diluted Earnings (Loss) per Share:	$0.01	$(0.08)	NM

Weighted Average Shares Outstanding:
Basic	45,635	39,963	14%
Diluted	46,556	39,963	16%

RiceBran Technologies

EBITDA and Adjusted EBITDA Reconciliation (Unaudited) (Non-GAAP)

(in $000)

	3 Months Ended
	3/31/21	3/31/20	% Chg.

Net Income (Loss)	$591	$(3,033)	NM
Gain on PPP debt (exclusion)	(1,792)	-	NM
Interest Expense	111	38	192%
Depreciation and Amortization	665	638	4%
EBITDA	(425)	(2,357)	(82%)

Other Expense	13	40	NM
Share Based Comp	253	312	(19%)
Adjusted EBITDA	$(159)	$(2,005)	(92%)

RiceBran Technologies

Consolidated Statement of Cash Flows

(in $000)

	3 Months Ended
	3/31/21	3/31/20
Cash Flow from Operations
Net Income (Loss)	$591	$(3,033)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	612	579
Amortization	53	59
Share-Based Compensation	253	312
Gain on extinguishment of PPP debt	(1,792)	-
Other	(18)	(79)
Changes in operating assets and liabilities
Accounts Receivable	(808)	(1,315)
Inventories	384	(1,018)
Accounts Payable	508	231
Commodities Payable	556	1,108
Other	(340)	(178)
Net Cash Flow from Operations	$(1)	$(3,334)

Cash Flow from Investing
Purchases of property and equipment	(325)	(221)
Net Cash Flow from Investing	$(325)	$(221)

Cash Flow from Financing
Net Change in Debt	481	628
Net Cash Flow from Financing	$481	$628

Net Change in Cash	$155	$(2,927)

BOP Cash Balance	5,263	8,444
Net Change in Cash	155	(2,927)
EOP Cash Balance	$5,418	$5,517

RiceBran Technologies

Consolidated Balance Sheets

(in $000)

	Period Ended
	3/31/21	12/31/20
Assets

Cash and Cash Equivalents	$5,418	$5,263
Accounts Receivable, net	3,627	2,819
Inventories	1,494	1,878
Other Current Assets	1,722	1,380
Total Current Assets	12,261	11,340

PP&E, Net	15,860	16,367
Operating Lease right-of-use assets	2,372	2,452
Goodwill & Intangibles	4,585	4,637
Total Assets	$35,078	$34,796

Liabilities and Shareholders' Equity

Accounts Payable	$1,076	$955
Commodities Payable	1,381	825
Accruals	1,273	1,137
Leases, Current	442	426
Debt, Current	3,178	2,483
Total Current Liabilities	7,350	5,826

Leases, Not Current	2,313	2,443
Debt, Not Current	1,154	3,107
Total Liabilities	$10,817	$11,376

Preferred Stock	112	112
Common Stock	322,468	322,218
Accumulated Deficit	(298,319)	(298,910)
Total Shareholders’ Equity	24,261	23,420

Total Liabilities and Shareholders’ Equity	$35,078	$34,796

RiceBran Technologies

Net-Cash and Net Debt Reconciliation (Unaudited) (Non-GAAP)

(in $000)

	Period Ended
	3/31/21	12/31/20

Cash and Cash Equivalents	$5,418	$5,263
Less: Total Debt, Current and Non-current	4,332	5,590
Net Cash (Debt)	$1,086	$(327)